CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1/A of our report dated May 24, 2016 with respect to the audited balance sheet of Sigmata Electronics Inc. as of February 29, 2016 and the related statement of operations, changes in shareholders’ deficit and cash flows for the period from January 28, 2016 (inception) through February 29, 2016.

We also consent to the references to us under the heading “Experts” in such Offering Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 14, 2016